Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”), dated as of October 1, 2015, is by and between Presbia PLC, an Irish incorporated public limited company (the “Company”), and Zohar Loshitzer (the “Consultant”).

W I T N E S S E T H:

WHEREAS, the Company desires to retain the Consultant to provide certain business consulting services to the Company pursuant to the terms set forth in this Agreement; and

WHEREAS, the Consultant is willing to provide such services on the terms set forth in this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, it is agreed as follows:

1. Services.  The Company hereby retains the Consultant, on a non-exclusive basis, to render business consulting services to the Company and its affiliates from time to time as the Company and the Consultant shall agree upon.  Such services may be rendered at the Consultant’s offices or at such other locations selected by the Consultant as the Consultant and the Company shall from time to time agree upon.  The Consultant agrees to perform all services provided hereunder in accordance with all applicable laws, rules and regulations.

2. Compensation.  As consideration for the services, the Company agrees to pay Consultant a $60,000 annual consulting fee during the term of this Agreement, payable monthly.  The compensation payable hereunder shall be in addition to any compensation payable to the Consultant for his services as a director of the Company.

3. Reimbursement of Expenses.  In addition to the compensation provided for in paragraph 2 above, within 15 days of the receipt of an invoice therefor, the Company will reimburse the Consultant for or, if requested by Consultant, advance to Consultant the reasonable, actual out-of-pocket expenses incurred, or to be incurred, by the Consultant in performing services hereunder for the Company, upon the Consultant’s rendering of statements therefor together with such supporting data as the Company reasonably shall require, provided, however, that all such expenses must be pre-approved by the Company.

4. Term and Termination.  This Agreement shall become effective on the date hereof (the “Effective Date”).  This Agreement will expire on the first (1st) anniversary of the Effective Date; provided, however, that this Agreement may be extended upon the mutual written consent of the Company and the Consultant.  Either party may terminate this Agreement at any time upon written notice to the other party (provided that a pro rata portion of the compensation payable under Section 2, and any reimbursement due under Section 3, at the time of such termination shall be due and payable).

5. Indemnification and Confidentiality.  Reference is made to (i) the Indemnification Agreement, dated January 14, 2015, between the Company and the Consultant and (ii) the Indemnification Agreement, dated March 20, 2014, between Presbia USA, Inc., an affiliate of the Company, and the Consultant (together, the “Indemnification Agreements”).  The Company and the Consultant acknowledge and agree that the terms of the Indemnification Agreements shall govern the Consultant’s provision of services under this Agreement.  Reference is made to the Employee Covenants Agreement, dated as of November 1, 2013, by and between the Company and the Consultant (the “Covenant Agreement”).  The Company and the Consultant acknowledge and agree that notwithstanding that the Consultant ceased to be an employee of the Company effective as of September 30, 2015, the Convenant Agreement remains in effect and its terms shall govern the the Consultant’s provision of services under this Agreement.

6. Amendment.  Neither this Agreement nor any provision hereof may be modified, waived, terminated or amended except expressly by an instrument in writing, signed by the Consultant and the Company.

7. Assignment.  This Agreement may not be assigned by either party without the consent of the other party; provided, however, that the Consultant may assign the proceeds hereof to any party; and provided further that this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns upon any permitted assignment.

8. Enforceability.  In the event that any provision of this Agreement shall be held to be void or unenforceable, in whole or in part, the remaining provision(s) of this Agreement and, in the event a provision has been held void or unenforceable in part, the remaining portion of said provision shall continue in full force and effect, provided that the business purpose and financial substance of this Agreement shall not have been materially changed thereby.

9. Notices.  All notices, requests, consents and other communications, required or permitted to be given hereunder, shall be in writing and shall be deemed to have been duly given when received if delivered personally (followed promptly by first class mail), one day after delivery by Federal Express or a similar nationally recognized delivery service for overnight delivery, or on the second business day after mailing, first class, postage prepaid, by registered or certified mail, return receipt requested, as follows (or to such other address as either party shall designate by notice in writing to the other party in accordance herewith):

If to the Company:

Presbia PLC

120/121 Baggot Street Lower

Dublin 2, Ireland

Attention:  Chief Executive Officer

If to the Consultant:

Zohar Loshitzer

c/o Orchard Capital Corporation

4700 Wilshire Blvd.

Los Angeles, CA 90010

10. Waiver.  No delay or omission by either party in exercising any right, power or remedy accruing to such party upon the other party’s breach of any provision of this Agreement shall be deemed a waiver thereof, nor shall any waiver of any single breach be deemed a waiver of any preceding or succeeding breach of such provision or any other provision herein contained.

11. Independent Contractor.  The Consultant shall, for purposes of this Agreement, be an independent contractor with respect to the Company.

12. Governing Law.  This Agreement shall be governed by the laws of the State of California, without regard to principles of conflicts of law, whether of such state or any other state.

13. Counterparts.  This Agreement may be executed in counterparts (including electronic counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date and year first above written.

PRESBIA PLC

/s/ Richard T. Fogarty
Title: Chief Accounting Officer

ZOHAR LOSHITZER

/s/ Zohar Loshitzer

[Signature Page to Consulting Agreement]